EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Anchor BanCorp Wisconsin Inc. of our reports dated June 28, 2011, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Anchor BanCorp Wisconsin Inc. for the year ended March 31, 2011. Our report dated June 28, 2011, relating to the consolidated financial statements includes an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern and an emphasis paragraph regarding restatement of the March 31, 2010 and 2009 financial statements.
•	Registration Statement (Form S-8 No. 33-46536) pertaining to the AnchorBank, fsb Retirement Plan; and,

•	Registration Statement (Form S-8 No. 333-122970) pertaining to the 2004 Equity Incentive Plan.
Madison, Wisconsin
June 28, 2011